EXHIBIT 12

                         CHECKPOINT SYSTEMS, INC.
                    RATIO OF EARNINGS TO FIXED CHARGES
                               (Unaudited)

                            2001       2000       1999       1998       1997
                           ------     ------     ------     ------     ------
                                              (Thousands)
Fixed Charges
   Interest costs (1)     $23,549    $25,314    $10,153    $ 9,929    $ 9,934
   Interest component
    of non-capitalized
    lease rental
    expense (2)             4,400      4,583      1,873      2,538      2,352
                          -------    -------    -------    -------    -------
   Total fixed charges    $27,949    $29,897    $12,026    $12,467    $12,286
                          =======    =======    =======    =======    =======

Earnings
   Earnings before income
    taxes                 $13,716    $ 5,447    $10,207    $26,184    $13,565
   Income from less-than-
    fifty percent owned
    entity                      -         45          -          -          -
                          -------    -------    -------    -------    -------
   Total earnings as
    defined               $13,716    $ 5,492    $10,207    $26,184    $13,565
                          =======    =======    =======    =======    =======
Ratio of earnings to
 fixed charges               0.5x       0.2x       0.8x       2.1x       1.1x

  (1) Includes amortization of financing costs.
  (2) One-third of rental expense, which approximates the interest component of non-capitalized leases.